Exhibit 10.1
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
          This amendment to the Executive Employment Agreement (“Amendment”), effective August 22, 2008, is made by and between Orchids Paper Products Company (“Company”) and Robert Snyder (“Executive”) and amends the Executive Employment Agreement, dated and made effective August 20, 2007 (“Agreement”), between the Company and the Executive. Except as amended herein, the Agreement remains in full force and effect.
          WHEREAS, the Company and the Executive previously entered into the Agreement to provide for the Executive’s services as President and Chief Executive Officer of Company;
          WHEREAS, the Company and the Executive reserved the right to amend the Agreement pursuant to Section 3.10 of the Agreement;
          WHEREAS, the Executive has been unable to sell his residence in Memphis, Tennessee, and, as a result, will incur significant temporary living and travel expenses following the expiration of his Company-paid temporary living arrangement on August 20, 2008; and
          WHEREAS, the Compensation Committee of the Board of Directors of the Company deems it appropriate and advisable to amend the Agreement to provide for a one-time lump sum payment of $40,000 to compensate the Executive for continuing temporary living and travel expenses;
          NOW, THEREFORE, effective August 22, 2008, the Agreement is hereby amended as follows:
1. Section 2.3(f) is amended by adding the following sentences to the end thereof:
“The Executive shall cease receiving the foregoing reimbursements effective August 20, 2008. The Executive shall be entitled to a one-time lump sum payment in the amount of $40,000, payable immediately following August 20, 2008, intended to compensate him for continuing temporary living expenses and travel expenses. No additional payments or reimbursements shall be made to the Executive under this Agreement for temporary living or travel expenses.”
2. Section 2.4(e) is deleted and replaced by the following:
(e)	Limitation on Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments under this Agreement shall be decreased to the greatest amount that could be paid to the Executive such that receipt of Payments will not give rise to any such excise tax. In the event it is determined that Payments would be subject to the excise tax imposed under Section 4999 of the Code, such Payments shall be first reduced by those Payments under this Agreement that are not subject to Section 409A of the Code, and, if necessary, then out of the Payments that are subject to Section 409A of the Code, starting with the Payments that are to be paid on the latest future date, so that there will be no Payments subject to the excise tax imposed by Section 4999 of the Code.
          IN WITNESS WHEREOF, this Amendment to the Agreement has been signed by the parties hereto on the date set forth below.

ORCHIDS PAPER PRODUCTS COMPANY		ROBERT SNYDER

By	/s/ Keith R. Schroeder	/s/ Robert Snyder

Date	8/22/2008	Date 8/22/2008